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                  [BROBECK, PHLEGER & HARRISON LLP LETTERHEAD]

May 10, 2002



Com21, Inc.
750 Tasman Drive
Milpitas, CA  95035

Re:  Com21, Inc. Registration Statement on Form S-3 for Resale of
     350,000 Shares of Common Stock

Ladies and Gentlemen:

        We have acted as counsel to Com21, Inc., a Delaware corporation (the "Company"), in connection with the registration for resale of 350,000 shares of the Company's Common Stock (the "Shares"), as described in the Company's Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") as of May 10, 2002.

        This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

        We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and certificates of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all such documentation submitted to us as copies and the truthfulness of all statements of facts contained therein. Based on such review, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable shares of Common Stock.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-K.

        The foregoing opinion is based on and limited to the General Corporation Law of the State of Delaware and the relevant federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                              Very truly yours,

                                             /s/ BROBECK, PHLEGER & HARRISON LLP

                                              BROBECK, PHLEGER & HARRISON LLP